Exhibit 99.1

APPLIED DIGITAL’S VERICHIP CORPORATION SIGNS MEDICAL DISTRIBUTION
AGREEMENT WITH HENRY SCHEIN

Largest Distributor of Healthcare Products in North America

to include VeriChip™ in Product Offerings

DELRAY BEACH, FL --(BUSINESS WIRE)—November 10, 2004--Applied Digital (ADSX), a provider of Security Through Innovation™, announced today that its wholly owned subsidiary, VeriChip Corporation, has signed a distribution agreement with Henry Schein, Inc., the largest distributor of healthcare products to office-based practitioners in the combined North American and European markets. Henry Schein operates through a centralized and automated distribution network, which provides customers in more than 125 countries with a comprehensive selection of over 90,000 national and Henry Schein private-brand products.

“We believe the agreement with Henry Schein will allow us to rapidly enter one of our target markets, through the medical practitioner,” said Scott R. Silverman, Applied Digital’s Chairman and CEO.“ Since receiving FDA clearance to market VeriChip for medical applications, we have been focused on establishing distribution channels. As the largest distributor in one of our targeted markets, this agreement represents an important development in accelerating the adoption of VeriChip.”

About Applied Digital

Applied Digital develops innovative security products for consumer, commercial, and government sectors worldwide. Our unique and often proprietary products provide security for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader of Security Through Innovation. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX: DOC). For more information, visit the company's website at http://www.adsx.com.

About Henry Schein, Inc.

Headquartered in Melville, New York, Henry Schein employs more than 9,000 people in 16 countries. The Company’s sales reached a record $3.4 billion for the 12 months ended December 27, 2003. With 16% of the estimated $7.1 billion office-based physician and veterinary supply markets, Henry Schein's Medical Group serves 45-50% of the 230,000 U.S. medical practices, as well as surgical centers and other alternate-care settings. Through its extensive national direct marketing and telesales operation and its field sales presence in the eastern, southern, and central U.S., the Group offers more than 30,000 SKUs, including generic and branded pharmaceuticals, vaccines, medical and surgical supplies, diagnostic kits, and major equipment. The Group is a major supplier to organizations that bundle member purchasing power such as the American Society of Plastic Surgeons, the American Academy of Dermatology, and U.S. Oncology, Inc. For more information, visit the company's website at http://www.henryschein.com.

About VeriChip

VeriChip is a subdermal RFID device that can be used in a variety of security, financial, emergency identification and other applications. About the size of a grain of rice, each VeriChip product contains a unique verification number that is captured by briefly passing a proprietary scanner over the VeriChip. The recommended location of the microchip is in the triceps area between the elbow and the shoulder of the right arm. The brief outpatient “chipping” procedure lasts just a few minutes and involves only local anesthetic followed by quick, painless insertion of the VeriChip. Once inserted just under the skin, the VeriChip is inconspicuous to the naked eye. A small amount of radio frequency energy passes from the scanner energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number. In October 2004, the U.S. Food and Drug Administration (FDA) cleared VeriChip for medical applications in the United States. VeriChip is not an FDA-regulated device with regard to its security, financial, personal identification/safety applications. VeriChip Corporation is a wholly owned subsidiary of Applied Digital.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:
CEOcast, Inc. for Applied Digital
Ken Sgro, 212-732-4300

ksgro@ceocast.com